Exhibit 10.42

MANUFACTURING AGREEMENT

THIS AGREEMENT made this 23rd day of October, 2002, by and between Polar Molecular Corporation (“Purchaser”), a Delaware corporation with a place of business at 4600 S. Ulster Street, Suite 940, Denver, Colorado 80237 and Lockhart Chemical Company, a Pennsylvania corporation, having a manufacturing business at 4302 James P. Cole Blvd., Flint, Michigan 48505, and offices at 2873 West Hardies Road, Gibsonia, Pennsylvania 15044 (“Manufacturer”).

WITNESSETH:

WHEREAS, Purchaser has certain technical information relating to the manufacture and/or storage, blending, filling and shipping requirements of those products listed on Exhibit A attached hereto and hereby made part of this Agreement (“Products”);

WHEREAS, Manufacturer has the capability to use its facilities and Purchaser’s Technical Information (as defined below) to manufacturer, store, blend, fill and ship Products for Purchaser, and is willing to sell Products to Purchaser on the terms and conditions set forth herein; and

WHEREAS, Purchaser desires to retain Manufacturer as an independent contractor for the purpose of manufacturing, storing, blending, filling, shipping and supplying Products as specified herein;

NOW, THEREFORE, for and in consideration of the premises and the mutual promises contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Production and Storage by Manufacturer:

(a) Manufacturer shall manufacture, blend, fill and store Products or other Products from time to time as agreed to in writing by the parties hereto (which Products shall be added to Exhibit A hereto and shall thereafter be Products for all purposes of this Agreement), as specified in purchase orders submitted by Purchaser to Manufacturer and accepted in writing by Manufacturer. Purchaser agrees to purchase from Manufacturer, during the term of this Agreement, 100% of its requirements for the Products.

(b) Manufacturer shall provide all raw materials, containers, and packaging supplies for Products. All such raw materials, containers and packaging supplies meeting specifications supplied by Purchaser will be purchased by Manufacturer.

(c) Purchaser shall take title to Products at the time the same are delivered to the carrier for shipment to Purchaser or Purchaser’s customer. All shipments of Product shall be F.O.B. Manufacturer’s plant or warehouse, whether owned or leased.

(d) Manufacturer agrees initially to warehouse for Purchaser a quantity of Products to be sold to Purchaser not exceeding a total of 50 (55 U.s. gallons each) drums at any one time at its plant in Flint, Michigan.

(e) At the termination of this Agreement, Purchaser will purchase Manufacturer’s inventory of all raw and blended materials, containers and packaging supplies that Manufacturer has in its possession that are used exclusively in the manufacture and shipment of Products. Manufacturer shall invoice Purchaser for such raw materials, containers and packaging supplies at cost and blended materials at their selling price to Purchaser. Within thirty (30) days following the termination of this Agreement, Purchaser shall instruct Manufacturer to whom such raw materials, containers and packaging supplies, and any remaining blended goods shall be shipped at Purchaser’s expense F.O.B. Manufacturer’s plant or warehouse.

2. Labeling and Packaging:

Labels, material safety data sheets and directions for packaging Products shall be supplied by Purchaser prior to placing orders for any Product. Copies of all such materials shall be annexed hereto as Exhibit B. Such materials (and Exhibit B) may be amended from time to time by the written agreement of the parties hereto.

Purchaser agrees that notwithstanding any review, creation, revision or suggestion by Manufacturer, Purchaser alone shall be responsible for the accuracy or sufficiency of warnings or other information on such materials. All labels and material safety data sheets shall state that Purchaser is a member of Chemtrec, and Purchaser shall, as a routine, provide current Product information and notification instructions to Chemtrec for use in emergency situations.

3. Shipments:

Products sold and purchased hereunder shall be shipped at Purchaser’s expense to Purchaser’s designated delivery points in accordance with Purchaser’s written shipping instructions, which shall include the quantity to be shipped, the destination, and the date upon which shipment is to be made. Product shall be shipped on such date provided that Manufacturer receives such instructions at least three (3) days in advance thereof, provided, however that Purchaser shall have previously delivered a purchase order to Manufacturer to manufacture these Products at least thirty (30) days prior to the date on which shipment is to be made.

4. Payment for Products:

(a) The prices to be paid by Purchaser for Products and all associated Services shall be set forth on Exhibit C attached hereto and hereby made part of this Agreement.

(b) Manufacturer shall invoice Purchaser as soon as practical after the shipment of Products to Purchaser or its customer, and Purchaser shall make payment with thirty (30) days following date of invoice.

(c) Purchaser shall pay Manufacturer, in addition to the purchase price, the amount of all taxes, excise and/or other charges (except taxes on or measured by Manufacturer’s net income) that Manufacturer may be required to pay to any governmental entity or taxing authority (national, state or local) with respect to the production, use, transportation or sale of Products. Purchaser shall provide to Manufacturer a certificate of sales tax exemption on the appropriate form.

(d) Upon failure of Purchaser to make any payment when due pursuant to this or any other agreement between the parties hereto, Manufacturer, without waiving any other remedies it may have against Purchaser, may terminate this Agreement or suspend further deliveries.

If, in the judgment of Manufacturer, Purchaser’s financial responsibility becomes impaired,

Manufacturer may refuse to deliver Products except upon receipt of cash or satisfactory security and Manufacture may demand immediate payment in full for all Products theretofore delivered. For purposes of determining Purchaser’s impairment of financial responsibility, Manufacturer shall consider, among other things, Purchaser’s ability to pay its debts generally as they become due, whether a final judgment for the payment of money in excess of $50,000 shall have been rendered against Purchaser, appointment of, or application for, a receiver for Purchaser, or if a proceeding under the bankruptcy or insolvency laws is brought by, or against, Purchaser.

5. Forecasts:

Purchaser shall provide Manufacturer with a two-year forecast (attached hereto as Exhibit D and hereby made part of this Agreement) when it enters into a contract with one or more customers, and shall update such forecast from time to time as additional contracts are served. Purchaser will also provide within thirty (30) days of each anniversary of this Agreement, a then current update of Purchaser’s projected gallon purchases.

6. Insurance:

Upon execution of this Agreement, Purchaser shall provide a Certificate of Insurance (attached hereto as Exhibit E) which evidences the following coverages:

Comprehensive General Liability Including Bodily Injury and Property Damage Liability, Completed Operations and Products Liability	$1,000,000 Combined Single Limit

Contractual Liability Underwriting The Indemnification and Hold Harmless Provisions of this Agreement.	$1,000,000 Combined Single Limit

Workers’ Compensation Protecting Purchaser’s Employees as Required By Applicable State Law	Statutory

Employer’s Liability	$100,000

All policies of insurance shall name Manufacturer as an additional insured, shall contain a waiver of subrogation clause, and shall only be cancelable on not less than thirty (30) days prior written notice to Manufacturer.

7. Disclaimer of Warranties:

Manufacturer makes no warranty or representation of any kind, express or implied (INCLUDING NO WARRANTY OF MERCHANTABILITY OR FITNESS OF PRODUCTS FOR ANY USE OR PURPOSE) concerning the Products, and none shall be implied by law, other than that all Products shall (upon delivery by Manufacturer) meet such specifications as shall have been mutually agreed upon in writing by Manufacturer and Purchaser.

8. Limitation of Liability and Remedies:

(a) Manufacturer shall not be liable, and Purchaser waives all claims against Manufacturer, for prospective profits or special, indirect or consequential damages, whether or not based upon Manufacturer’s negligence or breach of warranty or strict liability in tort or any other cause of action. Purchaser’s sole and exclusive remedy for any cause of action under this Agreement is a claim for damages, and in no event will damages or any other recovery of any kind against Manufacturer exceed the price of the specific Products sold, or to be sold, and causing the alleged loss, damage or injury.

(b) Manufacturer shall have no liability to Purchaser for any claims arising directly or indirectly out of or in connection with this Agreement or any deliveries or sales of Products by Manufacturer to Purchaser unless Purchaser gives Manufacturer notice of the claim (setting forth fully the facts on which it is based) within ninety (90) days after the date of delivery, sale or other transaction or occurrence giving rise to the claim.

9. Indemnification

Purchaser shall indemnify, defend and hold harmless the Manufacturer with respect to and shall be solely responsible for any loss or damage in respect of, or arising out of, or in connection with Purchaser’s or Purchaser’s customers’ use or sale of Products, including without limitation,

(a) trademark, patent, trade dress, or copyright infringement or claim of infringement arising out of the manufacture, use or sale of the Products,

(b) the manufacturer of the Products by Manufacturer, unless occasioned by the negligence of Manufacturer in the operation of its production facility, and

(c) claims arising out of the accuracy or sufficiency of warnings or other information on labels, material safety data sheets, or other literature, regardless of the cause of such loss or damage, and shall indemnify and hold Manufacturer harmless from any loss, liability, damage, cost or expense (including reasonable attorneys’ fees and reasonable costs of investigation) in respect of, or arising out of, or in connection with any claims, suits, actions or proceedings for personal injury, death, property damage, economic loss, or any other damage (including civil and/or criminal penalties), whether direct, indirect or consequential, which may be made or brought against Manufacturer or Purchaser (including claims, suits, actions or proceedings by any governmental agencies or bodies or by employees or agents of Manufacturer or Purchaser) notwithstanding the theory, rule or doctrine of liability. Purchaser shall, at Manufacturers’ election, assume the defense (including the employment of counsel satisfactory to Manufacturer for any such claim, suit, action or proceeding against Manufacturer) at Purchaser’s expense or shall cooperate, at Purchaser’s expense, with Manufacturer in Manufacturer’s defense of such claim, suit, action or proceeding. Manufacturer and Purchaser shall each provide to the other, prompt written notice of any such claims, suits, actions or proceedings.

10. Force Majeure:

Neither Purchaser nor Manufacturer will be liable for non-performance or delay in performance (other than the payment of money) due wholly or partly to any cause not in its control or not avoidable by reasonable diligence. Upon the occurrence of any such contingency, the party so affected may suspend or reduce performance during the period of such contingency, and the Products to be delivered under this Agreement will be reduced by the quantities so omitted. The following, while not an exclusive listing, will not be considered within a party’s control or avoidable by reasonable diligence: acts of God; war; riot; labor controversies; court decrees; inability to use the full capacity of plants or facilities as a result of governmental action, machinery malfunctions or breakdowns; and inability to obtain fuel, power, material necessary to produce the Products, labor, containers or transportation facilities, without litigation or the payment of penalties or unreasonable prices, or the acceptance of unreasonable terms and conditions.

11. Technical Information:

(a) As used herein, “Technical Information” shall mean any documents containing design and technical information, data, drawings, plans, specifications, processes, trade secrets, reports and any and all other material and matter owned by Purchaser, or developed by Manufacturer, and applicable to the manufacture of Products. All written disclosures of Technical Information shall bear the notation “Confidential”. Any non-written disclosures shall be confirmed in writing within thirty (30) days of initial disclosure.

(b) All Technical Information shall remain the property of the originating party. Neither the Manufacturer nor Purchaser shall obtain any rights of any kind in Technical Information owned by the other party by reason of this Agreement.

(c) Manufacturer, or Purchaser, shall, during the term of this Agreement and thereafter, treat all Technical Information received from the other as confidential regardless of when transmitted; use such Technical Information only for the purpose of producing Products for Purchaser and for no other purpose, except as required by law; limit access to Technical Information to those of its officers and employees reasonably requiring same for the purpose aforesaid; and require such officers and employees given access to Technical Information to sign a written binder of secrecy and limited use comparable in scope and duration to that herein set forth.

(d) The foregoing obligations of confidentiality and non-use shall not apply to:

(1) information known to Manufacturer prior to the date of its disclosure by Purchaser, as evidenced by written records of Manufacturer, and not subject to a prior obligation of confidentiality and non-use between Purchaser and Manufacturer;

(2) information which is or becomes public or available to the general public otherwise than through Manufacturer or its employees; or

(3) information obtained subsequent to disclosure by Purchaser from a third party who is lawfully in possession of same and which information is not subject to a confidential or non-use obligation owed to Purchaser.

Any combination of features relating to Technical Information shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain or in the possession of Manufacturer, but shall be deemed to be within the foregoing exceptions only if the combination itself and its principle of operation are in the public domain or in the possession of the Manufacturer.

12. Term:

This Agreement shall become effective as of the 23rd day of October, 2002, and shall continue in effect until the 23rd day of October, 2007 unless sooner terminated as provided herein. This Agreement shall be automatically renewed from year to year thereafter unless cancelled by either party with ninety (90) days written notice, prior to the then scheduled termination date.

13. Termination:

(a) This Agreement may be terminated by either party on ten (10) days prior notice to the other party in the event such other party becomes insolvent or files a petition of bankruptcy or a petition of bankruptcy is filed against such other party and is not dismissed within ninety (90) days.

(b) This Agreement may be terminated by either party on sixty (60) days prior written notice in the event of a material default by the other party in performing its obligations as stated in this Agreement if the party in default has not cured such default within such sixty (60) days of notice of such default.

(c) Exercise of or failure to exercise any termination right specified in subparagraphs (a) or (b) hereof shall not prejudice any other right which a party may have at law or in equity.

(d) Either party on ninety (90) days prior written notice to the other party may terminate this Agreement without any cause whatsoever.

14. No Waiver:

The failure of either party to insist, in any one or more instances upon a strict performance of any of the terms or conditions of this Agreement, or the waiver by either party of any term, condition or right hereunder, or of any default by the other party, shall not be deemed or construed to be a waiver by such party of any such term, condition, right or default in any other instance.

15. Notices:

Any notice pursuant to the Agreement shall be deemed to have been duly given when enclosed in a properly sealed envelope or wrapper and mailed by registered or certified mail, return receipt requested, and addressed to:

If to Purchaser:

Polar Molecular Corporation

4600 S. Ulster Street, Suite 940

Denver CO 80237

Attention: President

If to Manufacturer:

Lockhart Chemical Company

2873 West Hardies Road

Gibsonia, Pennsylvania 15044

Attention: President

Either party may change its address for receiving notices by giving written notice of such change to the other party hereto.

16. Assignment:

This Agreement shall not be assignable by either Manufacturer or Purchaser without written consent. Any assignment or purported assignment in violation of this paragraph shall be deemed void and of no effect.

17. Effect:

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors and permitted assigns.

18. Entire Agreement: Amendments:

This document constitutes the entire Agreement between the parties relating to the subject matter hereof, and no prior or concurrent representation, understanding or agreement, whether written or oral, shall bind either party hereto in respect of the manufacture of Products by Manufacturer. This Agreement may be amended only by a written instrument properly signed by authorized representatives of both parties. No document used in connection with estimates, production or shipping orders, or acknowledgment thereof, shall amend, modify, revoke or otherwise affect the provisions of this Agreement.

19. Severability and Enforcement:

In the event that any one or more of the provisions of this Agreement are held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provision shall not be affected or impaired thereby.

20. Governing Law: Section Headings:

This Agreement shall be governed by and construed in accordance with the laws of the state of Colorado applicable to agreements executed and to be performed therein. The section headings contained in this Agreement are for referenced purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, this Agreement is executed in duplicate as of the date first set forth above.

POLAR MOLECULAR CORPORATION

By:	/s/ Mark L. Nelson
Signature

Mark L. Nelson
Printed Name

President - CEO
Title

AND

LOCKHART CHEMICAL COMPANY

By:	/s/ T. J. Gillespie, Jr.
Signature

T. J. Gillespie, Jr.
Printed Name

Chairman, President and CEO
Title

EXHIBIT A

List of Products and Container Sizes

Polar Molecular Corporation Designation	Lockhart Chemical Company Designation
DurAlt® CFC II	901P

DurAlt® CFC III	903P

DurAlt® Fuel Conditioner	907P

DurAlt® H/D Fuel Conditioner	909P

DurAlt® Commercial Fuel Conditioner	913P

DurAlt® Winter Fuel Conditioner	919P

DurAlt® II Winter Fuel Conditioner	927P

DurAlt® Fuel Stabilizer	933P

DurAlt® Residual Fuel Conditioner	935P

Container Sizes

55 gallon lined drums bulk tankers

EXHIBIT B

Labels. Material Safety Data Sheets. Directions for Packaging Products

Purchaser will provide labels prior to placing orders.

Purchaser will ensure that Material Safety Data Sheets (MSDS) and directions for packaging and shipping products are current at the time of placing orders.